                                           Execution

CUSTOMER AGREEMENT

Institutional, non-ERISA

In consideration of CREDIT SUISSE SECURITIES (USA) LLC (“CSSU”) opening and maintaining for the undersigned (the “Customer”) pursuant to the terms of this agreement (the “Customer Agreement” and, together with any and all annexes attached thereto, this “Agreement”), as well as any other agreement as to which Customer is a party, has any obligations or holds any rights (any such agreement, together with the Agreement, “Contracts”), one or more accounts (each, a “Customer Account”) in Customer’s name for the purpose of transacting business with CSSU on behalf of itself and as agent for any of the current and future subsidiaries, parents, affiliates, or divisions of CSSU, either collectively or individually, as the context requires (each, including CSSU, a “CS Entity” and collectively, the “CS Entities”), Customer agrees as follows:

1.	Applicable Rules and Regulations.

All transactions and positions in the Accounts shall be subject to all applicable laws, by-laws, rules, regulations and customs, including without limitation those of all U.S. and non-U.S. federal, state and local governmental authorities, self-regulatory organizations, markets, exchanges and clearing facilities (“Applicable Law”).

2.	Payment of Indebtedness.

Subject to the terms of the Credit Annex (Lockup), upon written or oral demand (unless otherwise agreed) by CSSU or any of the CS Entities that (i) maintains any deposit, custody, securities, commodity, or other accounts for Customer, including without limitation any Customer Account (each an “Account”) or (ii) is a party to any Contract, Customer shall pay to the relevant CS Entity, in immediately available U.S. funds, any principal balance of, accrued but unpaid interest on, and any other obligation or liability owing in respect of, any Account or Contract, (which, for purposes of this agreement, shall be collectively referred to as “Obligations”) including, without limitation:

(a) all brokerage charges, commissions and service fees at the CS Entity’s customary rates or such rates as agreed upon by Customer and the relevant CS Entity from time to time;

(b) all contract market, exchange or clearinghouse fees or other charges and losses in any Account;

(c) any advances made by any of the CS Entities to or for the benefit of Customer and any debit balance owing with respect to any Account, and interest and service charges on such debit balance at the rates then charged by the relevant CS Entity;

(d) any deficiency in any Account;

(e) any fees, fines, penalties or other charges imposed by any governmental or self-regulatory authority or any court of competent jurisdiction on any Account or transaction executed for Customer by any of the CS Entities;

(f) any applicable taxes imposed by any taxing authority or interest, penalties and additions, on any of the foregoing (“Taxes”), together with the CS Entities’ costs and expenses, including, without limitation, reasonable attorney’s fees and expenses, incurred in connection with the enforcement or collection by the CS Entities of its rights or claims against Customer hereunder, under any Contract with any of the CS Entities or otherwise,; and

(g) any and all Obligations or indebtedness, however evidenced, arising at any time and from time to time, whether or not mature or contingent, related to the purchase, sale, or loan of securities or other property, or under or in connection with any and all Contracts, and transactions executed in connection therewith, with any of the CS Entities, including, without limitation, payment and delivery obligations, obligations related to the extension of credit or to pay damages (including costs of cover) and payment of reasonable legal and other expenses incurred in connection with the enforcement of such Contracts, whether now existing or hereafter arising.

3.	Security Interest and Lien.

(a) Customer hereby grants to the CS Entities a continuing first priority security interest in, a lien on and a right of set-off against all Collateral (as defined herein), and all such Collateral shall be subject to a general lien and a continuing first security interest and fixed charge in favor of the CS Entities, in each case securing the discharge of all Obligations, Contracts with the CS Entities and other liabilities of Customer to the CS Entities, whether now existing or hereafter arising; provided that, Collateral pledged to a CS Entity under any particular Contract shall secure first Customer’s Obligations with respect to such Contract, and second, all other Obligations. Each CS Entity acknowledges the foregoing security interest and agrees to make payment under any Contract as instructed by any CS Entity exercising its rights as a secured party. Any Contract with any of the CS Entities is hereby amended to reflect and incorporate Customer’s pledge of Collateral hereunder and the foregoing acknowledgement and agreement.

(b) All Collateral delivered to any of the CS Entities shall be free and clear of all prior liens, claims and encumbrances (other than liens solely in favor of any of the CS Entities), and Customer will not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature (other than liens created solely in the favor of any of the CS Entities). Collateral consisting of securities shall be delivered in good deliverable form (or the CS Entities shall have the unrestricted power to place such securities in good deliverable form) in accordance with the requirements of the primary market or markets for such securities.

(c) Customer and the CS Entities acknowledge and agree that all Collateral held in or credited from time to time to any Account that is a securities account will be treated as “financial assets” under the Uniform Commercial Code as in effect in the State of New York (the “NYUCC”). Each CS Entity hereby represents and warrants that it is a “securities intermediary” within the meaning of the NYUCC and is acting in such capacity with respect to each and every securities account maintained by it for Customer. Notwithstanding anything in this Agreement or any Contract to the contrary, each CS Entity hereby agrees to comply with entitlement orders or other instructions originating from any CS Entity that is a secured party under any Contract with respect to any Account, and any financial asset credited to any such Account or other account or any security entitlement in respect thereof, in each case without the consent of Customer, and Customer hereby consents to such agreement. In addition, Customer hereby consents to any agreement pursuant to which a CS Entity agrees to comply with entitlement orders or other instructions originating from any other CS Entity that is a secured party under any Contract or with respect to any Obligation with respect to Collateral held in or credited to any Account maintained by such CS Entity for Customer, or otherwise held by such CS Entity, including entering into control or similar agreements. Each of the CS Entities represents and warrants that it has not agreed, and that it will not agree, to comply with entitlement orders or other instructions concerning the Collateral that originate from any person other than (i) Customer or (ii) a CS Entity. If such CS Entity receives notice from any other CS Entity that such CS Entity is exercising exclusive control or to the effect that Customer’s rights with respect to the relevant Account have been terminated, then the CS Entity receiving such notice shall no longer comply with entitlement orders or other instructions originating from Customer. Customer shall execute such documents and take such other action as the CS Entities shall reasonably request in order to perfect the CS Entities’ rights with respect to any such Collateral and, in the case of an investment property, grant the CS Entities control (within the meaning of the NYUCC) thereof. Customer hereby irrevocably appoints the CS Entities as Customer’s true and lawful agent and attorney-in-fact, with full power to act in the name of Customer and on Customer’s behalf to sign, seal, execute and deliver all documents, and do all such acts as may be required, to perfect (and, in the case of investment property, grant the CS Entities control thereof) the security interests created hereunder in, or realize upon all rights in, the Collateral.

(d) The security interest, lien, and right of set-off granted herein shall (i) remain in full force and effect until the payment and performance in full by Customer of all of its Obligations and termination of this Agreement by the parties, (ii) be binding upon Customer, its successors and permitted assigns, and (iii) inure to the benefit of, and be enforceable by, the CS Entities and their respective successors, transferees and assigns.

        (e) For purposes of this Agreement, the term “Collateral” shall mean (i) each deposit, custody, security, commodity or other account maintained by Customer with any of the CS Entities, including, but not limited to any and all Accounts , the Special Custody Account (as defined in the Special Custody Account Agreement, dated on or about August 18, 2014, entered into by and between Customer, U.S. Bank, N.A. (“Custodian”) and CSSU, a copy of which is attached hereto as Exhibit A), (ii) any cash, securities, financial assets, security entitlements, commodities, commodities contracts, general intangibles and other property which may from time to time be deposited, credited, held or carried in any such Account, the Special Custody Account, or that is delivered to or in the possession or control of any of the CS Entities or any of the CS Entities’ agents for any purpose, including safekeeping; (iii) all of Customer’s rights, title or interest in, to or under any Contract with any of the CS Entities, including obligations owed by any CS Entity; (iv) all of Customer’s security interests (or similar interests) in any property of any CS Entity securing any CS Entity’s obligations to Customer under any Contract; (v) any property of Customer in which any of the CS Entities is granted a security interest under any Contract or otherwise (howsoever held), including, but not limited to, the Special Custody Account; (vi) all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing; and (vii) all proceeds of any of the foregoing, in each case whether now existing or owned by Customer or hereafter arising or acquired.

4.	Rehypothecation, Maintenance of Collateral.

(a) Subject to the approval of the Board of Trustees of Customer and the execution and delivery of a separate written agreement between the parties hereto which sets forth the terms and conditions on which CSSU can exercise its rights under this Paragraph 4, it being understood that no rights may be exercised hereunder until and unless such separate written agreement is so executed and delivered, the Collateral may, from time to time, be hypothecated or re-hypothecated by CSSU.

(b) Customer and the CS Entities each acknowledge and agree that each CS Entity which holds Collateral does so both for itself and also as an agent and bailee for all other CS Entities which may be secured parties under any Contract or with respect to any Obligation. Customer agrees and acknowledges that the CS Entities, at any time and from time to time at any of the CS Entity’s discretion and without prior notice to Customer, may use, apply or transfer any and all Collateral interchangeably between CS Entities in any accounts in which Customer has an interest. With respect to Collateral pledged principally to secure Obligations under any Contract with any CS Entity, the CS Entity shall have the right, but in no event the obligation, to apply all or any portion of such Collateral to Customer’s Obligations to any of the CS Entities under any other Contract, to transfer all or any portion of such Collateral to secure Customer’s Obligations to any of the CS Entities under any other Contract or to release any such Collateral. Nothing in this Agreement providing for a security interest in Collateral pledged in connection with a particular Contract with any CS Entity or Obligation shall affect any calculation of margin or right of any CS Entity to require additional margin or other Collateral to secure any other Contract with or Obligation to any CS Entity.

5.	Margin Accounts.

        (a) Subject to the Credit Annex (Lockup), upon written or oral demand by CSSU from time to time in its sole discretion, Customer shall transfer to CSSU such funds, securities, commodities or other property (“Margin”) as is required by Applicable Law and such greater amounts as the CS Entities may require from time to time and in their sole discretion in connection with any Contract with any CS Entities and Obligations or potential Obligations of Customer to any of the CS Entities. Margin transfers due under this Section 5(a) or any other payment or delivery set forth under Paragraph 2 shall be made within the following “Margin Transfer Time”: If a demand for Margin is made on or before 10:00 a.m. New York time on any Business Day, the payment shall be made by no later than the close of business in New York on such Business Day and if the demand for Margin is made after 10:00 a.m. New York time on any Business Day, the payment shall be made no later than the close of business in New York on the next Business Day.

(b) Subject to the Credit Annex (Lockup), any outstanding debit balance(s) in Customer Account(s) shall accrue interest, in accordance with CSSU’s Credit Policy or amendments thereto. Any such interest unpaid at the end of a charge period (such period being determined by CSSU from time to time in its sole discretion) will be added automatically to the opening balance in such Customer Account(s) for the next charge period.

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6.	Events of Default.

The following events shall each constitute an “Event of Default”:

(a) Customer fails to make any payment or delivery as and when due or otherwise fails to fulfill or discharge any Obligations as required in Paragraph 2 hereof;

(b) Customer fails to provide margin to CSSU as and when required in Paragraph 5 hereof or to perform any other Obligations as and when required;

(c) any representation or warranty made by Customer under this Agreement or any Contract with any of the CS Entities shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated, or CSSU believes that the representations and warranties contained in Paragraph 10(a)(x) hereof are likely to be untrue or Customer has failed to provide notice as required under Paragraph 10(b) hereof;

(d) Customer fails to give adequate assurances of due performance, as set forth in this Agreement, which shall constitute a material and additional breach, repudiation, misrepresentation or default (howsoever characterized) under the terms of all Contracts with any of the CS Entities, or Customer states that it will not perform any of the Obligations;

(e) any material breach, repudiation, misrepresentation or the occurrence of a default, termination event or similar condition (howsoever characterized which, for the avoidance of doubt, includes the occurrence of an Additional Termination Event under any ISDA Master Agreement) by Customer or any of its affiliates under any Contract now or hereafter entered into; or

(f) Customer (i) applies for, consents to or is the subject of an application or petition for the appointment of or the taking of possession by a receiver, custodian, trustee, liquidator or similar person of itself or of all or a substantial part of its property, (ii) files or is the subject of the filing or entry of a petition or order for relief under the United States Bankruptcy Code, Title 11 of the United States Code, or any similar law of any jurisdiction regarding reorganization, liquidation, dissolution, insolvency, or relief of debtors or of an application for a protective decree under the Securities Investor Protection Act of 1970, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) has a secured party take possession of property or has a distress, execution, attachment, sequestration or similar legal process commenced with respect to any property or account of Customer, or (v) admits in writing its inability, or becomes unable, to pay its debts generally as such debts become due.

7.	Rights and Remedies.

        (a) Upon the occurrence of any Event of Default, any of the CS Entities may, in their sole discretion and without notice to Customer, terminate, liquidate and accelerate any and all Contracts and exercise any right under any security relating to any Contract and any right to net or set off payments which may arise under any Contract or other agreement with any CS Entities or under Applicable Law, cancel any outstanding orders for the purchase or sale or borrowing or lending of any securities or other property, or sell any or all of the Collateral (either individually or jointly with others), or buy in any securities, commodities or other property of which any Account may be short. To the extent permitted by Applicable Law, such sale, purchase or cancellation may be made on the exchange or other market where such business is then usually transacted, or at public auction or at private sale, without advertising the same and without any notice of the time or place of sale to Customer or to the personal representatives of Customer, and without prior tender, demand or call of any kind upon Customer or upon the personal representatives of Customer, all of which are expressly waived. The CS Entities shall have the right to convert sale proceeds into U.S. dollars to the extent such proceeds are denominated in another currency. To the extent permitted by Applicable Law, the CS Entities may purchase or sell the property to or from itself or third parties in whole or in any part thereof free from any right of redemption, and Customer shall remain liable for any deficiency. A prior tender, demand or call of any kind from the CS Entities, or prior notice from the CS Entities, of the time and place of such sale or purchase shall not be considered a waiver of the CS Entities’ right to sell or buy any Collateral at any time as provided herein. In addition to the rights provided herein upon the occurrence of any Event of Default, each CS Entity may exercise all the rights of a secured party under any applicable law and under the NYUCC (whether or not in effect in the jurisdiction in which such rights are exercised) with respect to any Collateral.

(b) Customer shall remain liable for any deficiencies in its Accounts or in respect of any Contract with any CS Entities or Obligation, including any loss or expense incurred in connection with the exercise of remedies under this Agreement following the termination of this Agreement or the exercise of any other remedies by the CS Entities.

8.	Adequate Assurances.

If at any time any of the CS Entities has reasonable grounds for insecurity with respect to Customer’s performance of any Contract or its Obligations, any of the CS Entities may demand, and Customer shall give, adequate assurances of due performance by Customer within 24 hours, or within any reasonable shorter period of time the CS Entities demand. The adequate assurance of performance may include, but shall not be limited to, the delivery by Customer to the CS Entities of additional Margin. Any failure by Customer to give such adequate assurance of due performance shall constitute an independent, material default under this Agreement.

9.	Netting and Set Off Rights.

        Without limiting the rights and remedies of the CS Entities hereunder, the CS Entities shall have the right and Customer agrees that the CS Entities shall have the right, at any time and from time to time, to set off and otherwise apply any and all obligations of any of the CS Entities to Customer (whether mature or unmature, fixed or contingent, liquidated or unliquidated) against any and all Obligations of Customer to any of the CS Entities then due (whether at maturity, upon acceleration or termination or otherwise) and to foreclose on any Collateral for the purpose of satisfying any and all Obligations. Customer agrees that the fulfillment of the obligations of any of the CS Entities to Customer under any Contract is subject to there being no breach repudiation, misrepresentation or default (however characterized) by Customer which has occurred and is continuing under any Contract with any CS Entity.

10.	Representations and Warranties.

(a) Customer represents and warrants as of the date hereof, which representation and warranties shall be deemed repeated on each date on which a transaction is effected for Customer’s Account(s) or a Contract with any CS Entity is executed, that:

(i) Customer is duly organized and validly existing under the laws of the jurisdiction of its organization;

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(ii) Customer has full power and authority to execute and deliver this Agreement (including any annex hereto) and each Contract and to perform and observe the provisions hereof and thereof and to enter into each transaction contemplated by this Agreement (including any annex hereto), and this Agreement does and the Contracts do or will constitute valid and binding agreements of Customer, enforceable in accordance with their terms, subject to applicable bankruptcy and similar laws affecting creditors’ rights and general principles of equity;

(iii) the execution, delivery and performance by Customer of this Agreement (including any annex hereto), the consummation of the Contracts, the fulfillment of the Obligations and any transaction hereunder do not and will not result in a breach or violation of any Applicable Law (including, without limitation, Section 18 of the Investment Company Act of 1940 (the “Investment Company Act”) with respect to any Customer that is a registered investment company thereunder) or order or award binding on Customer or its property, or Customer’s organizational documents, or any contract or other instrument binding on or affecting Customer or any of its property;

(iv) the person signing this Agreement (including any annex hereto) on behalf of Customer is duly authorized to do so on its behalf (and on behalf of any such disclosed principal, all information contained on the signature page hereof is true and correct);

(v) no consent of any person and no authorization or other action by, and no notice to, or filing with, any governmental authority or any other person is required that has not already been obtained (i) for the due execution, delivery and performance by Customer of this Agreement or for the consummation of the Contracts and the fulfillment of the Obligations; (ii) for the pledge by Customer of the Collateral or the perfection or maintenance of the first priority security interest created hereby; or (iii) for the exercise by any of the CS Entities of the rights or remedies provided for in this Agreement, including rights and remedies in respect of the Collateral;

(vi) no person, other than Customer or any CS Entity, has an interest in the Customer Account or any Accounts or any Collateral or other assets or property held therein or credited thereto;

(vii) Customer is the lawful owner of all Collateral, free and clear of all liens, claims, encumbrances and transfer restrictions, other than as are created under this Agreement and other liens solely in favor of one or more CS Entities, and Customer will not cause or allow any of the Collateral, whether now owned or thereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than those solely in favor of the CS Entities;

        (viii) Customer’s financial statements or similar documents previously or hereafter provided to the CS Entities do or will fairly present the financial condition of Customer as of the date of such financial statements and the results of its operations for the period for which such financial statements are applicable, have been prepared in accordance with U.S. generally accepted accounting principles and, if audited, have been certified without reservation by a firm of independent public accountants, and since the date of its most recent audited or unaudited financial statements furnished to CSSU prior to the date hereof, there has been no material adverse change in the business, financial conditions, operations or prospects of Customer, and, if at any time since the date of its most recent audited financial statements delivered prior to the date hereof, there occurs a material adverse change in Customer’s business, financial condition or results of operations, Customer agrees that it will inform CSSU of such material adverse change promptly in writing;

(ix) no litigation, arbitration or administrative proceeding or claim is in progress, pending or, to Customer’s knowledge, threatened which could by itself or together with any other proceedings or claims affect the legality, validity or enforceability of this Agreement or affect Customer’s ability to perform the Obligations under this Agreement;

(x) at all times during the existence of an Account, such Account shall not contain (i) plan assets subject to the provisions of Title I, Subtitle B, Part 4 of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (ii) assets of a governmental plan or other plan subject to restrictions similar or analogous to those contained in the foregoing provisions of ERISA or the Code or (iii) assets subject to restrictions that would otherwise be violated by the transactions and investments conducted by Customer in such Account;

(xi) Customer has not borrowed or otherwise obtained leverage from any entity other than CSSU;

(xii) the ratio of (i) the value of the total assets of the Customer, less all liabilities and indebtedness not represented by senior securities (as defined in the Investment Company Act) to (ii) the aggregate amount of senior securities representing indebtedness of the Customer shall be at least 300% at all times, and Customer agrees to report such calculation to CSSU daily;

(xiii) the ratio of (i) the value of the total assets of the Customer, less all liabilities and indebtedness not represented by senior securities to (ii) the aggregate amount of senior securities representing indebtedness of the Customer plus the aggregate of the involuntary liquidation preference (as defined in the Investment Company Act) of any class of senior security that is a stock of the Customer shall be at least 200% at all times, and Customer agrees to report such calculation to CSSU daily; and

(xiv) unless Customer otherwise informs CSSU in writing, Customer is not an affiliate (as defined in Rule 144(a)(1) of the Securities Act of 1933) of the issuer of any security held in the Account(s) or the securities that are the subject of any transaction.

(b) Customer shall provide 45 days prior written notice to CSSU if any of the representations and warranties contained in Paragraph 10(a)(x) hereof become incorrect at any time. Customer agrees that it shall cease executing contracts of any kind in the Account(s) in the event Customer’s assets include assets described in Paragraph 10(a)(x) hereof.

11.	Long and Short Sales.

Customer agrees to comply with all of the Applicable Law relating to short sales, including but not limited to the requirement that no short sale may be effected through CSSU or an executing broker unless Customer has first determined, either with CSSU or a third party, that the securities are available for delivery. Pursuant to Applicable Law, Customer hereby undertakes and agrees to designate all sell orders as “long”, “short”, or “short exempt”, or as otherwise required by Applicable Law, and that the designation by Customer of an order as a “long” sell order shall be a certification by Customer that the security ordered to be sold is owned by Customer and that unless the security to be delivered pursuant to the sale is carried in the account for which the sale is to be effected, it will deliver such security in good deliverable form to CSSU on or before the settlement date for such sale. If there is carried in the account for which the sale is to be effected a security which can be delivered in satisfaction of the sale, the CS Entities are authorized and directed to deliver such security from such account.

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12.	Completion of Customer Transaction.

If Customer is required, and fails, on a settlement date to make delivery of any securities, instruments, commodities or other property in connection with contracts executed or cleared by any CS Entity on Customer’s behalf, the CS Entity is authorized, but not obligated, to borrow or purchase any necessary securities, instruments, commodities or other property and to complete such delivery on Customer’s behalf with such securities, instruments, commodities or other property, and Customer shall indemnify the CS Entity for any and all losses suffered or expenses or liabilities incurred by or on behalf of the CS Entity in connection with such failure by Customer, whether or not the CS Entity borrows or purchases such securities, instruments, commodities or other property and completes such delivery on Customer’s behalf.

13.	Indemnification.

Customer hereby releases and shall indemnify and hold harmless the CS Entities, their officers, directors, employees, agents and affiliated persons for any loss, claim, damage or expense (including reasonable attorneys’ fees and expenses, reasonable accountants’ fees and expenses, special, direct and consequential damages, fines and penalties) when and as incurred by, or asserted against, any of the CS Entities and such persons arising out of or in connection with this Agreement or any Contract or pursuant to authorized instructions received by the CS Entities from Customer or its agent, and to fully reimburse the CS Entities and such persons for any reasonable legal or other fees and expenses, including the cost of any investigation and preparation, when and as incurred by them in connection with any claim, action, proceeding or activities of the CS Entities and such persons in connection with this Agreement or any Contract;.

14.	Limitation of Liability.

(a) None of the CS Entities, nor any of their respective officers, directors, employees, agents or counsel, shall be liable, except for their own gross negligence or willful misconduct, and no such party shall be liable for any error of judgment made by it in good faith for any action taken or omitted to be taken by any of them hereunder or in connection herewith.

        (b) The CS Entities shall not be held liable for any acts, omissions or defaults of any subcustodian (other than another CS Entity) or other third party (including any executing broker or other agents, if applicable), subject to U.S. bank regulatory limitations applicable to U.S. bank offices of any of the CS Entities. All transactions effected with a third party (including an executing broker) for Customer shall be for the account of Customer and the CS Entities shall have no responsibility to Customer or such third party with respect thereto. Customer agrees that it is responsible, and liable to the relevant CS Entity, for all costs, losses and fees arising out of the settlement of Customer’s orders with an executing broker selected by Customer (including, without limitation, the insolvency of any such party or the failure of any such party to fulfill its settlement obligations to such CS Entity.

(c) In no event shall the CS Entities be held liable (i) for indirect, consequential, punitive, or multiple damages or (ii) for any loss of any kind caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, flooding, strikes, failure of utility services, accidents, adverse weather or other events of nature, or other conditions beyond the CS Entities’ control. In the event that any communications network, data processing system, or computer system used by any of the CS Entities or Customer is rendered wholly or partially inoperable, the CS Entities will not be liable to Customer for any loss, liability, claim, damage or expense resulting, directly or indirectly, therefrom.

15.	Reliance on Authorized Instructions.

Customer agrees that the CS Entities may rely upon any authorized instructions or any notice, request, waiver, consent, receipt or other document which the CS Entities reasonably believe to be genuine and transmitted by authorized persons of Customer. The CS Entities shall be entitled to rely upon the identity and authority of the authorized persons designated pursuant to this Agreement until it receives an authorized instruction from Customer to the contrary.

16.	Taxes.

Each payment by Customer and all deliveries of Collateral under this Agreement shall (except as required by law) be made, and the value of any Collateral shall be calculated, without withholding or deducting any Taxes. If any Taxes are required to be withheld or deducted, Customer shall pay such additional amounts as necessary to ensure that the actual net amount received by the CS Entities is equal to the amount that the CS Entities would have received had not such withholding or deduction been required. Customer will provide the CS Entities with any forms or documentation reasonably requested by the CS Entities in order to reduce or eliminate withholding tax on payments made to Customer with respect to this Agreement. The CS Entities are hereby authorized to withhold Taxes from any payment made hereunder and remit such Taxes to the relevant taxing authorities to the extent required by law. Customer will also be responsible for making any claims in relation to Taxes, whether for exemption from withholding taxes or otherwise, for filing all tax returns and for providing any relevant taxing authorities with all required information in respect of any payments by the CS Entities to Customer or any monies which the CS Entities hold on Customer’s behalf.

17.	Agents.

The CS Entities may execute any of their duties and exercise their rights hereunder by or through agents (which may include affiliates) or employees. In selecting and appointing agents, the CS Entities shall use reasonable care to ensure that they appoint only reportedly competent persons or entities.

18.	Financial Information.

        Customer will promptly furnish to the relevant CS Entity upon request relevant financial statements or similar documents and any other information as may be reasonably requested.

19.	CS Entities are not Providing Advice: Not Fiduciaries.

Customer represents and warrants that it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms and conditions set forth in this Agreement and any transaction or Contract it may undertake with the CS Entities. It is also capable of undertaking the obligations set forth in this Agreement. With respect to this Agreement or any transaction it may undertake with the CS Entities, Customer acknowledges that none of the CS Entities or their respective agents or affiliates is acting as a fiduciary for or an adviser to Customer; Customer

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understands that the CS Entities are not acting as investment advisers or soliciting orders, that the CS Entities are not performing any analysis, or making any judgment on any matters pertaining to the suitability of any order, or offer any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular investment.

20.	Successors and Assigns.

The CS Entities may assign their rights hereunder or any interest herein to any affiliate and otherwise on thirty days prior written notice to an unaffiliated entity. Customer may not assign its rights hereunder or any interest herein or under any other Contract with any of the CS Entities without the prior written consent of the respective CS Entity or Entities. Any attempted assignment by Customer in violation of this Agreement shall be null, void and without effect.

21.	Modification and Termination.

Customer agrees that CSSU may modify the terms of this Agreement at any time upon thirty days prior written notice. If the modifications are unacceptable, Customer agrees to notify CSSU in writing within ten days of the transmittal of such written notice to Customer. CSSU may then terminate the Customer Account(s), after which Customer agrees to remain liable to the CS Entities for all existing liabilities or Obligations without giving effect to any such modifications. Customer further agrees that all transactions and Contracts entered into after such notification shall be subject to the modifications. Under no circumstances may a modification be made by Customer without CSSU’s written consent. Either CSSU or Customer may terminate this Agreement upon delivery of written notice to the other party, provided that Sections 3, 4, 9, 12, 13, 14 and 25 shall survive any such termination.

22.	Single Agreement.

CSSU and Customer acknowledge that they have entered into this Agreement and will enter into transactions under this Agreement in consideration of and in reliance upon the understanding that all such transactions constitute a single business and contractual relationship and have been made in consideration of each other. Customer agrees that any Event of Default hereunder shall constitute a default in all of Customer’s Obligations to the CS Entities under all Contracts with such CS Entities.

23.	Severability.

        If any provision of this Agreement is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Agreement will continue and remain in full force and effect. To the extent that this Agreement is not enforceable as to any Contract, this Agreement shall remain in full force and effect and be enforceable in accordance with its terms as to all other Contracts.

24.	Governing Law.

(a) This Agreement (including any annexes to this Agreement), its enforcement, and any dispute between the CS Entities and Customer hereunder, whether arising out of or relating to a Customer Account or otherwise (including, without limitation, the establishment and maintenance of the Accounts and all interests, duties and obligations related thereto), shall be governed by and construed in accordance with the laws of the

State of New York including but not limited to the NYUCC and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) The parties hereto further agree that, in respect of any Account, the law applicable to all the issues specified in Article 2(1) of the “Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (Hague Securities Convention)” is the law in force in the State of New York and agree that none of them has or will enter into any agreement to the contrary.

25.	Litigation in Court; Sovereign Immunity; Service.

(a) Unless the parties otherwise agree in writing when any dispute arises, any litigation must be instituted in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for the County of New York. Each party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection, including, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such courts. Each party hereby agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement.

(c) Each party hereto, to the fullest extent permitted by Applicable Law, irrevocably waives with respect to itself and its revenues and assets (irrespective of their use or intended use) all immunity on the grounds of sovereignty or similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance, or recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any actions or proceedings in such courts, and irrevocably agrees that it will not claim such immunity in any such actions or proceedings.

(d) Customer hereby consents to process being served by any CS Entity on Customer in any suit, action or proceeding of the nature specified in this paragraph by the mailing of a copy thereof by registered or certified mail, postage pre-paid, to Customer at the address set forth after Customer’s signature below; such service shall be deemed completed and effective as from 30 days after such mailing. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

26.	Notices and Communications.

All notices and other communications provided hereunder shall be in writing and either posted onto the Internet in a form agreed to by the parties or mailed, electronically mailed, faxed, or delivered to the address of the intended recipient specified on the signature page or to such other address as such intended recipient may provide. All communications sent to Customer, whether through the Internet, or by mail, fax, messenger or otherwise, shall be deemed given to Customer as of the date sent, whether actually received or not, and Customer agrees to waive all claims resulting from failure to receive such communication. Any notice and other communication to CSSU provided under this Agreement shall be addressed to the manager of the CSSU department or office handling the Account(s). Any reports of CSSU’s execution of Customer’s orders and statements of

6

Account(s) issued by CSSU shall be deemed to have been accepted by and shall be binding upon Customer if not objected to by Customer in writing within ten days after delivery thereof by CSSU to Customer by mail or otherwise.

27.	Miscellaneous.

(a) Each party to this Agreement acknowledges and agrees to the tape recording of conversations between the parties to this Agreement whether by one or other or both of the parties and each party hereby consents to such recordings being used as evidence in any proceedings.

(b) Customer does not wish to have certain information pertaining to its beneficial ownership disclosed to a “registrant” (as such term is defined in Rule 14b-1 of the Securities Exchange Act of 1934) pursuant to SEC Rule 14b-1. Customer objects to disclosure for the purposes of Rule 14b-1(b)(1)(ii).

(c) No demand, call or notice that any of the CS Entities may have made in the past in any one or more instance shall be considered a waiver of such CS Entity’s or CS Entities’ right to act in the future without demand, call or notice. No failure or delay in exercising any right, or any partial exercise of a right will operate as a waiver of the full exercise of that right. The rights provided in this Agreement are cumulative and not exclusive of any rights provided by Applicable Law.

(d) The CS Entities shall have the right to convert currencies in connection with the effecting of transactions and the exercise of any of their rights and remedies hereunder in such manner as any of them may determine, in its sole discretion, to be commercially reasonable.

(e) Customer acknowledges receipt of the CSSU Statement of Credit Policy, the terms of which are incorporated herein by reference.

(f) The parties hereto acknowledge that this Agreement is a “securities contract” within the meaning of the United States Bankruptcy Code (Title 11 U.S.C., Section 741(7)) (“Bankruptcy Code”).

(g) This Agreement is hereby incorporated into each Contract with any of the CS Entities that is a “swap agreement” under the Bankruptcy Code and any transfer hereunder shall be a transfer “under” and “in connection with” each such Contract.

(h) This Agreement and any annex hereto may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered will be an original, but all of which counterparts will together constitute one and the same instrument.

(i) This Agreement supersedes all prior agreements as to matters within its scope. To the extent this Agreement contains any provision which is inconsistent with provisions in any other Contract or agreement between Customer and any of the CS Entities, or of which Customer is a beneficiary, the provisions of this Agreement shall control except if such other Contract or agreement explicitly states that it is intended to supersede this Agreement in which case such other Contract or agreement shall prevail.

(j) For purposes of any annex hereto, “Business Day” means any day other than a Saturday, Sunday or other day on which the New York Stock Exchange is closed. All references to time herein are to time in New York City.

[The remainder of this page is blank.]

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Before signing, Customer acknowledges having read this Agreement and the Credit Suisse Securities (USA) LLC Statement of Credit Policy in their entirety and hereby consents and agrees to all the terms and conditions of these documents.

SUBJECT TO THE PRIOR APPROVAL OF THE BOARD OF TRUSTEES OF CUSTOMER AND THE EXECUTION AND DELIVERY OF A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES HERETO WHICH SETS FORTH THE TERMS AND CONDITIONS ON WHICH CSSU CAN EXERCISE ITS RIGHTS UNDER SECTION 4, IT BEING UNDERSTOOD THAT NO RIGHTS MAY BE EXERCISED HEREUNDER UNTIL AND UNLESS SUCH SEPARATE WRITTEN AGREEMENT IS SO EXECUTED AND DELIVERED, THE COLLATERAL MAY, FROM TIME TO TIME, BE HYPOTHECATED OR RE-HYPOTHECATED BY CSSU.

CUSTOMER ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THIS AGREEMENT.

Initial By initialing here, we consent to receive electronic confirmations of our trade information instead of receiving mailed, hard copy confirmations of our trade information.

Customer:
Name of Institution/Individual

USA
Jurisdiction of organization

“C” Corp.
Type of organization

8117 Preston Road, Suite 440, Dallas, TX 75228
Place of Business / Chief Executive Office

45-2909232
Organizational Identification Number

Jerry V. Swank
Name of Authorized Officer

CEO
Title of Authorized Officer

Signature of Authorized Officer/Individual

Date

Customer’s Address for Notices and Other Communications:

Cushing Asset Management, LP
Name

8117 Preston Road, Suite 440
Street Address

Dallas, TX 75225
City, State, Zip Code

John Alban
Attention

214-692-6334
Telephone

214-219-2353
Fax

operations@swankcapital.com
Email

Accepted and agreed to:

CREDIT SUISSE SECURITIES (USA) LLC , on behalf of itself and as agent for the CS Entities

By:	/s/ Shul Wong, Vice President

STATEMENT OF CREDIT POLICY FOR PRIME SERVICES’ ACCOUNTS*

This is to advise you of the terms and conditions under which interest will be charged with respect to the debit balances in accounts you maintain with CREDIT SUISSE SECURITIES (USA) LLC (“CSSU”) from time to time.

Regulation T of the Board of Governors of the Federal Reserve System prohibits a broker-dealer from extending credit to a customer who maintains only a Special Cash Account. If you establish a Margin Account, a broker-dealer is permitted to extend credit to you for the purpose of enabling you to purchase, sell, carry or otherwise trade in securities which the Federal Reserve Board has designated as “margin” securities.

1.	Method of Determining the Debit Balance.

If you have established a Margin Account with CSSU, you may purchase securities on margin and sell (short) securities you do not own (you may also sell short against the “Box”), contingent upon your prompt deposit of sufficient cash and/or eligible securities to enable you and CSSU to comply with the margin requirements of CSSU, the Federal Reserve Board, the Financial Industry Regulatory Authority, Inc. and other securities regulatory or self-regulatory bodies having jurisdiction. Credit is extended to you by CSSU to the extent that CSSU must pay the party from whom you have purchased securities, the difference between the aggregate purchase price and the amount you have deposited in the same currency, or, alternatively, the amount CSSU must pay in those instances when CSSU is required to borrow securities to effect delivery to the purchaser in a transaction where you have sold such securities short (or short against the “Box”).

2.	Conditions Under Which an Interest Charge Will Be Imposed.

Interest will be charged on the debit balance in your Margin Account commencing on the settlement date of the transaction creating such debit until the balance is paid in full in available funds. Additional purchases on margin, withdrawals of cash from your account or an increase in the market value of a security sold short (or sold short against the “Box”) may create or add to your debit balance as may interest charged on your account and any other charge which may be assessed to your account.

3.	Annual Rate of Interest.

An annual interest rate will be imposed on the debit balance in your account at a level no more than 2% above the prevailing broker’s call money rate as determined by CSSU. This rate is subject to change without notice. For further information as to this rate, please consult with your customer service representative or refer to other written agreements with CSSU. In the event of any default, CSSU may charge interest at a rate fixed by it not greater than three times the prevailing broker’s call money rate which shall not exceed the highest rate permitted by the laws of the State of New York.

4.	Method of Computing Interest on Debit Balances.

Interest is calculated by CSSU on a daily basis for every day in which there is a net debit balance in your account(s). Subject to prior notice of any change or as otherwise agreed, CSSU calculates a daily interest rate as follows. In most markets, CSSU calculates a daily interest rate equal to 1/360th of the base interest rate. However and as noted in the attached Schedule 1, in certain markets, CSSU calculates a daily interest rate equal to 1/365th of the base interest rate. The use of a 360 day as opposed to a 365 day year will result in a greater daily amount of interest charged on the same net debit balance. For further details, including information as to the method for calculating interest in your account(s), please consult with your customer service representative or refer to other written agreements with CSSU.

CSSU calculates debit or credit balances from the previous day’s closing balances, taking into account both debits and credits that occurred that day and netting same-currency debits and credits against each other. To compute interest, the resulting daily balance is multiplied by the applicable “daily interest rate”. The charge shown on the monthly statements furnished to you runs from the first to the last calendar day of the previous month and is posted on the first business day of the month reflected in the statement. CSSU reserves the right to waive interest charges under one dollar. For purposes of computing the net balance in your account(s), CSSU does not combine the balance in any Special Memorandum Account with the balance in any other of your accounts.

For monthly statement display purposes only, an average daily debit balance and an average interest rate are calculated with respect to debit balances based on the number of actual days on which there was a debit balance and the interest rates applied on such days for the period. For each interest period shown on your monthly statement, this monthly average balance and this monthly average interest rate and the number of calendar days for which a debit balance existed within an interest period are identified on your statement.

5.	Credit for Balances in Cash Accounts.

For purposes of computing the net balance in your accounts, CSSU combines same currency balances in all your account types (such as cash or margin types) at CSSU, other than those arising as a result of short sales in a Margin Account and sales of securities not on deposit in your Special Cash Account. This means any debit balance or available credit balance in such accounts will increase or decrease the average daily debit balance on which interest is computed as if there were just one combined account.

6.	Other Charges.

If CSSU prepays you the proceeds of a sale, interest (calculated as set forth above) is charged to the settlement date and is deducted from the prepayment disbursement. Cash Accounts may be subject, at CSSU’s discretion, to interest on any debit balances resulting from failure to make payment in full when due for securities purchased, from failure to timely deliver securities sold, from proceeds of sales paid prior to settlement date or from other charges which may be made to such account.

7.	Lien Retained by CSSU.

In connection with its extension of credit to you, CSSU, as pledgee, retains a lien in accordance with the applicable sections of CSSU’S Customer Agreement.

8.	Margin and Conditions under which Additional Collateral can be required.

In addition to margin requirements imposed by applicable law, CSSU has established certain in-house margin policies that exceed the margin requirements of applicable law. Such requirements are subject to change by CSSU without notice. Additionally, CSSU may require additional collateral for any account as to which it has credit concerns. Each account with a debit balance is reviewed on an individual basis with consideration given to factors such as market conditions generally, marketability of the securities in the account, developments relating to the account holder, frequency of activity in the account, duration of the account, concentration of the account, and the liquidity and market bias of the portfolio. Different weight may be given to these factors by CSSU in its sole discretion, and on the basis of its review, CSSU, in its sole discretion, may require additional collateral as security for your obligations to CSSU.

Any questions regarding CSSU’s credit policy may be directed to your customer service representative who will be pleased to provide further information.

*	CREDIT SUISSE SECURITIES (USA) LLC, A REGISTERED BROKER-DEALER, IS REQUIRED TO DISCLOSE ITS CREDIT POLICY TO EACH CUSTOMER AT THE TIME THE CUSTOMER OPENS A MARGIN ACCOUNT IN ACCORDANCE WITH THE PROVISIONS OF RULE 10b-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

SCHEDULE 1 to Statement of Credit Policy

Countries Where CSSU Uses a 365 Day Year Base to Calculate Interest:

Currency Name	Country Name

Australian Dollar	Australia

Canadian Dollar	Canada

Pounds Sterling	United Kingdom

Hong Kong Dollar	Hong Kong

South Korean Won	South Korea

Mexican Peso	Mexico

New Zealand Dollar	New Zealand

Polish Zloty	Poland

Singapore Dollar	Singapore

Thai Bhat	Thailand

Taiwanese Dollar	Taiwan

S. African Comm Rand	South Africa

Margin Disclosure Statement

Credit Suisse Securities (USA) LLC (“CS”) is furnishing this document to you to provide some basic facts about purchasing securities on margin, and to alert you to the risks involved with trading securities in a margin account. Before trading stocks in a margin account, you should carefully review the CS Customer Agreement, which includes a section applicable to margin accounts. Consult your registered representative at CS regarding any questions or concerns you may have with your margin accounts.

When you purchase securities, you may pay for the securities in full or you may borrow part of the purchase price from CS. If you choose to borrow funds from CS, you will open a margin account with CS. The securities purchased are CS’s collateral for the loan to you. If the securities in your account decline in value, so does the value of the collateral supporting your loan, and, as a result, CS can take action, such as issue a margin call and/or sell securities or other assets in any of your accounts held with CS and its affiliates, in order to maintain the required equity in the account.

It is important that you fully understand the risks involved in trading securities on margin. These risks include, without limitation, the following:

•	You can lose more funds than you deposit in the margin account. A decline in the value of securities that are purchased on margin may require you to provide additional funds to CS to avoid the forced sale of those securities or other securities or assets in your account(s).

•	CS can force the sale of securities or other assets in your account(s). If the equity in your account(s) falls below the maintenance margin requirements or CS’s higher “house” requirements, CS can sell the securities or other assets in any of your accounts held at CS and its affiliates to cover the margin deficiency. You also will be responsible for any short fall in the account after such a sale.

•	CS can sell your securities or other assets without contacting you. Some investors mistakenly believe that a firm must contact them for a margin call to be valid, and that the firm cannot liquidate securities or other assets in their accounts to meet the call unless the firm has contacted them first. This is not the case. Most firms, including CS will attempt to notify their customers of margin calls, but they are not required to do so. However, even if a firm has contacted a customer and provided a specific date by which the customer can meet a margin call, the firm can still take necessary steps to protect its financial interests, including immediately selling the securities without notice to the customer.

•	You are not entitled to choose which securities or other assets in your account(s) are liquidated or sold to meet a margin call. Because the securities are collateral for the margin loan, CS has the right to decide which security to sell in order to protect its interests.

•	CS can increase its “house” maintenance margin requirements at any time and is not required to provide you advance written notice. These changes in firm policy often take effect immediately and may result in the issuance of a maintenance margin call. Your failure to satisfy the call may cause the member to liquidate or sell securities in your account(s).

•	You are not entitled to an extension of time on a margin call. While an extension of time to meet margin requirements may be available to customers under certain conditions, a customer does not have a right to the extension.

Exhibit A

Special Custody Account Agreement